SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: PUTNAM CALIFORNIA TAX EXEMPT MONEY MARKET FUND
Fiscal period ending:  9/30/97
Inception date (if less than 10 years of performance):

TOTAL RETURN

Formula  --  Average Annual Total Return:    ERV = P(1+T)^n

n   =  Number of Time Periods    1 Year    5 Years      10 Years*

P   =  Initial Investment        $1,000    $1,000      $1,000

ERV =  Ending Redeemable Value   $1,028.69 $1,128.43   $1,401.05

T   =  Average Annual
       Total Return                 2.87%     2.45%     3.45%*


              *Life of fund, if less than 10 years

7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                3.16%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                         7 DAY YIELD          ^52.142857
                   ( 1 + --------------------)           -1
                          (100 * 52.142587)

7 DAY EFFECTIVE YIELD =      3.21%


TAX-EXEMPT EQUIVALENT YIELD

Formula:         30 day yield
               ---------------           =   TAX EQUIVALENT YIELD
       1-(Highest Individual Tax Rate)


  2.96%               2.96%
 ------      =       ------              =     5.40%
1-45.22%              .5478%